EXHIBIT 99.1

Duff & Phelps Appoints Norman S. Matthews to Board of Directors

NEW YORK—October 25, 2012—Duff & Phelps Corporation (NYSE: DUF), a leading independent financial advisory and investment banking firm, announced today that Norman S. Matthews has joined the company's board of directors. Matthews is the former president of Federated Department Stores, Inc.

Noah Gottdiener, chief executive officer of Duff & Phelps, said, "As Duff & Phelps continues to proactively grow our team and evolve our global brand, Norman will provide invaluable strategic guidance, business development counsel and smart commercial instincts. He is a seasoned leader who oversaw the expansion of some of the most recognizable department stores in the world – and his fresh, proven insights will help Duff & Phelps build additional momentum."

Matthews has more than three decades of experience in business leadership, marketing and merchandising. In addition to serving as president, other senior management roles at Federated Department Stores included vice chairman and executive vice president. He currently serves on the board of directors at Henry Schein, Inc., Spectrum Brands, Inc. and The Children’s Place Retail Stores, Inc. Matthews is also a director emeritus of Federated Department Stores, The Progressive Corporation, Sunoco and Toys “R” US; he is a trustee emeritus at the American Museum of Natural History. In 2005, Matthews was named one of eight outstanding directors by the Outstanding Directors Exchange; this annual awards program is voted on by directors to recognize key roles played by their peers during a crisis, business transformation or turnaround. He currently serves as an independent business consultant.

Matthews received his B.A. from Princeton University and his M.B.A. from Harvard Business School.

About Duff & Phelps
As a leading global financial advisory and investment banking firm, Duff & Phelps balances analytical skills, deep market insight and independence to help clients make sound decisions. The firm provides expertise in the areas of valuation, transactions, financial restructuring, alternative assets, disputes and taxation, with more than 1,000 employees serving clients from offices in North America, Europe and Asia. Investment banking services in the United States are provided by Duff & Phelps Securities, LLC; Pagemill Partners; and GCP Securities, LLC. Member FINRA/SIPC. M&A advisory services in the United Kingdom and Germany are provided by Duff & Phelps Securities Ltd. Duff & Phelps Securities Ltd. is authorized and regulated by the Financial Services Authority. For more information, visit www.duffandphelps.com. (NYSE: DUF)

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